FOR IMMEDIATE RELEASE

I.D. Systems Signs Exclusive Agreement with Avis Budget Group for the Deployment of Wireless Vehicle Rental Technology

●	I.D. Systems Receives Initial Order for 50,000 units from Avis Budget Group for Broad Deployment of its Wireless Rental Fleet Management System

●	I.D. Systems’ Connected Car Technologies will Enable Avis Budget Group to Extend its Industry-Leading Avis Now Service to a Larger Portion of its Fleet

WOODCLIFF LAKE, N.J. — March 20, 2017 —I.D. Systems, Inc. (NASDAQ: IDSY) and Avis Budget Group, Inc. (NASDAQ: CAR) have executed a purchase agreement for deployment of I.D. Systems’ proprietary wireless rental fleet management systems in Avis Budget’s vehicle rental fleet.

I.D. Systems’ wireless in-vehicle management system permits two-way data communications between a vehicle and various car rental operating systems. Combined with Avis Budget’s other existing technologies, I.D. Systems’ rental fleet management systems enables Avis Budget to rent and check-in vehicles virtually, all on a mobile device. The system provides Avis unique insights into the mileage, fuel level, and condition of a vehicle the minute it is returned to an Avis location. These capabilities significantly streamline and automate the vehicle data collection and billing process.

The first phase of the new purchase agreement will incorporate I.D. Systems’ technology into 50,000 Avis Budget vehicles. As part of the agreement, I.D. Systems received an upfront payment, which it will allocate toward the development of additional system enhancements as well as ramping production with the goal of delivering more than 2,500 units per week starting in the fourth quarter of 2017. The exclusive agreement also provides Avis Budget an option to extend system deployment across its global fleet of vehicles.

“This new agreement builds on our long-standing and successful technology collaboration with Avis Budget,” said Chris Wolfe, Chief Executive Officer of I.D. Systems. “We believe our patented, next-generation solution will truly revolutionize the car rental industry, and with a global leader like Avis as our partner, we now have a unique opportunity to realize this vision. We look forward to working more closely with the Avis team to support the deployment of their first 50,000 in-vehicle wireless devices to be installed in Avis Budget rental vehicles starting in the fourth quarter.”

Gerard Insall, Chief Information Officer of Avis Budget Group, commented: “We believe Avis Now represents the future of car rental, and we’re excited to continue and expand on our partnership with I.D. Systems. Our ‘connected cars’ allow us to vastly improve our customer’s rental experience by giving our customers more virtual control and choice of their vehicle using their mobile phone. We also improve their vehicle return experience by automating the check-in process. As a mobility services provider, connected car technology not only streamlines the rental experience for our customers but allows us to drive operational efficiencies.

The agreement provides Avis Budget with a limited term of exclusivity for the use of I.D. Systems’ technology in the car and truck rental industry, with multiple options to mutually extend the exclusivity period in six-month increments under certain conditions.

About I.D. Systems

Headquartered in Woodcliff Lake, N.J., with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems, Inc. is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including rental cars, industrial vehicles, trailers, containers, and cargo. The Company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements with respect to beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions and future performance. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, Avis Budget Group’s option to implement a global system deployment is exercisable solely within its discretion, and no assurance can be given that Avis Budget Group actually will exercise this option. Forward-looking statements also include: statements regarding prospects for additional customers; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; and plans, strategies and objectives of management for future operations, including integration plans in connection with acquisitions. Forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond the control of I.D. Systems and Avis Budget Group and could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to:

●	the loss of I.D. Systems’ key customers or reduction in the purchase of its products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability of I.D. Systems to protect its intellectual property, the inability of I.D. Systems to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and the other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015; and

●	Except to the extent required by applicable federal securities laws, neither I.D Systems, Inc. nor Avis Budget Group, Inc. undertakes any obligation to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events or otherwise, or to report any events or the occurrence of any unanticipated events.

I.D. Systems Contacts:
Ned Mavrommatis, CFO
ned@id-systems.com
201-996-9000

Investor Relations
Liolios Group, Inc.
Matt Glover
IDSY@liolios.com
949-574-3860